Exhibit (10)(xiv)


Excerpt from United Technologies Corporation Board minutes of September 23, 1993, concerning a program under which non-employee Directors receive 60% of their annual retainer in either shares of Common Stock of the Corporation or in deferred stock units which automatically convert to shares of Common Stock upon termination of service on the Board.

     RESOLVED, that, effective January 1, 1994, payment of 60% (currently $15,000 out of $25,000) of the annual retainer be paid in either tax deferred "Stock Units" or in UTC Common
             Stock.

     RESOLVED, that Directors be provided the option, once a year, to elect to take the stock portion of the annual retainer in either:

           a.Tax deferred "Stock Units", which will be credited to an account established for each Director. The number of "Stock Units" will be determined annually and calculated by dividing the annual retainer paid in "Stock
             Units" by the closing price of UTC stock on the first business day of the year.
             Fractional "Stock Units" will accumulate in the Director's account. All whole "Stock
             Units" held in the account as of each
             dividend payment date, will be eligible for dividend equivalents equal to the
             Corporation's declared dividend and will be converted to additional "Stock Units" or fractional units on the date the dividend is paid. Upon retirement or termination from the Board, all "Stock Units" held in the Director's account will be converted to actual shares of UTC Common Stock. The value of "Stock Units" will not be taxable until the "Stock Units" are converted to actual shares and distributed to the Director upon termination from Board service; or,

           b.Shares of UTC Common Stock, with the number of shares determined annually and calculated by dividing the annual retainer paid in stock by the closing price of UTC stock on the first business day of the year, with fractional shares paid in cash. The value of the shares will be considered taxable income upon receipt. UTC will acquire the shares on the open market.

     RESOLVED, that the remaining 40% (currently $10,000) of the annual retainer, as well as all Committee, Meeting and Chairmanship fees will continue to be paid in cash on a quarterly or per meeting basis, as appropriate.

     RESOLVED, that the portion of the retainer paid in
             cash, and all other fees paid in cash,
             continue to be eligible for deferral under
             the "Deferred Compensation Plan for Non-
             Employee Directors".
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                                                        EXHIBIT (10)(xv)





                        UNITED TECHNOLOGIES CORPORATION
                            PENSION REPLACEMENT PLAN




The Corporation previously implemented a Deferred Compensation Plan for certain employees. The first class year was established in 1985, with additional class years in 1986 and 1994.

As a result of participating in the Deferred Compensation Plan, participants may find their pensionable earnings reduced if compensation is deferred in a year which ultimately counts toward their final five-year average compensation for pension benefit determination. As a result, pension benefits could be reduced under the Qualified Pension Plan and Pension Preservation Plan. The Deferred Compensation Plan provides that no pension shortfall will occur as a result of participation in the Deferred Compensation Plan. The Corporation will, therefore, replace any pension shortfall in either the Qualified Pension Plan or the Pension Preservation Plan.

Whenever an executive terminates or retires from active employment with a vested pension benefit in the Corporation's Qualified Pension Plan, his or her pension benefit will be calculated under the current rules and procedures of such plan and, if applicable, the Pension Preservation Plan. Next, the executive's pension benefit will be calculated as if all compensation that had been deferred during the Qualified Pension Plan's salary averaging period were pensionable earnings. If this computation results in a greater benefit, the difference will be paid to the executive from a Pension Replacement Account established under the Deferred Compensation Plan. Pension replacement payments will be made by the Disbursing Agent for the Qualified Pension Plan in the same manner as the benefit option elected under the Qualified Pension Plan.

























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